DYNAMOTIVE ENERGY SYSTEMS CORPORATION
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                               Angus Corporate Centre  877.863.2268-toll fee
                               230-1700 W75th Ave      604.267.6000-Telephone
                               Vancouver BC            604.267.6005-Fascimile
                               Canada V6P 6G2          www.dynamotive.com


To: Vincent Tchenguiz, Chairman
Consensus Business Group

From: Andrew Kingston, CEO
DynaMotive Energy Systems Corp.

                Heads of Agreement,  European Venture Financing
                -----------------------------------------------
                Cooperation DynaMotive - Consensus Business Group
                -------------------------------------------------

Dear Vincent,

Please find below HOA as discussed between DynaMotive and Consensus Business Group.

Project Operations:
-------------------

The project work is to be co-ordinated through our Vancouver office with a dedicated team for each project. Our agents carry out most of the field work, with supporting visits from our staff and engineering partners.

The European liaison(s) and head quarter will be based in CBG Park lane offices. The board will be formed of four members 2 from DYNAMOTIVE and 2 from CBG. The cost of the London office rent will be carried by CBG.

The development of a permanent presence in Europe in cooperation with Consensus Business Group would facilitate this process.

Structure of European Office:
-----------------------------

- Subsidiary will be owned 80% by DynaMotive and 20% by CBG; the parties will agree based on a business plan a) potential ownership in the European Venture ) profit sharing arrangements between CO2[CBG??] and DynaMotive (on European and global rollout).
- The funds will transferred in London based bank account with Dynamotive and CBG as joint signatories.

Consensus Business Group Rights of First Refusal / Cooperation activities with
------------------------------------------------------------------------------
DynaMotive.
-----------

- CBG will have the right of first refusal to provide funding (both debt and / or equity) to Dynamotive's European business roll out on terms to be agreed.

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-  CBG  and DynaMotive will cooperate to establish a strategy for and management of green house gas emissions. (which may include green certification and trading)

- CBG will have a global right over financial offset obligation credits and program.

- Dynamotive will assist CBG in formulating its global proposition including the transfer of technologies and know-how

- A separate Joint Venture (50/50) will be established to take advantage of other opportunities that raise as a result of Dynamotive & CBG's relationship


Funding of European Subsidiary:
-------------------------------

Flow through investment by Consensus into DynaMotive with directed funds to European operation (paid into a London based bank account). 2006 - $ 2,000,000.- / 2007 $ 2,000,000.- common equity and 25% warrant coverage priced at 15% discount to market based on 15 day closing average.

Dynamotive and CBG will set pricing for the first tranche which would include a short term warrant to fund the second tranche of investment plus a longer term warrant (25%) at 25% above the market at the time of closing heads of terms.

The second tranche of investment in the event that warrant is not in the money would be subject to similar pricing mechanisms as the first investment (without the short term warrant issuance) AND milestones being met by the European subsidiary. The milestones will be set at the time of the presentation of business plan.

By way of example:
------------------

Against 2006 US$ 2mm at 0.81 (15% discount to market based on 15 day closing average).= 2,469,135 shares Plus 25% warrants 617,284 - this is a two year warrants at aprox $ 1.19 (25% premium to market) Total 3,086,419

For 2007 US$ 2mm Dynamotive will issue c. 1,666,667 one year warrants at aprox $ 1,19 (25% premium to market) OR (if warrants are out of the money) then15% discount to market plus 25% warrants at the time of payment which ever is best at the time.

Initial Investment:
-------------------

Investment timing: $ 250,000 at time of HOA agreement, $ 1,750,000. - Upon presentation of subsidiary business plan acceptance and definitive agreements. Business plan, management and board structure to be presented by management (UK and Vancouver based) within 60 days of agreement. definitive agreements to be entered into within 45 days of acceptance of business plan.

Budget would include business development activities in Europe, support activities from head office (business development, engineering, travel and European based expenditure).

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Staffing: Minimum of 2 business development managers and 2 support staff in year 1 (staffing requirements to be assessed at time of business plan; the intent is to have an operating company capable of generating business); growth to be established based on business plan and its execution. Manager to spend 2 months in Vancouver office initially to familiriaze with current operations and co-develop business plan. Upon completion of training 1 member of Dynamotive strategic team to spend 3 to 6 months in London to support.


                         SUMMARY OF EUROPEAN PROJECTS:
                         -----------------------------

DynaMotive currently has 1200 tonnes per day ("tpd)of installed capacity targeted for initial projects in Europe, total additional expansion potential
for the projects totals 2,200 tpd of installed capacity.   Projects are under
development in Ukraine, Latvia, Bulgaria, Germany, Finland and Switzerland. Additional project capacity is not related to total potential for the individual country, but rather additional potential for that specific project. The table below gives a breakdown of the projects by country:

Table 1.
           First Plant Capacity    Potential additional    Total
                                   project capacity


Ukraine        200 tpd             1000 tpd                1200tpd
Latvia         200 tpd             600 tpd                  800tpd
Bulgaria       200 tpd             200 tpd                  400tpd
Germany        200tpd              200 tpd                  400tpd
Finland        200tpd              TBA                      200tpd
Switzerland    200 tpd             200 tpd                  400tpd
               ---------------------------------------------------
Total          1,200 tpd           2,200 tpd              3,400tpd

Product sales from the above mentioned plants would go to a combination of local and international industrial applications, substituting for hydrocarbon fuels in large scale power generation, specialty chemical applications and large scale production of synthetic fuels. In cases where electricity would be generated from BioOil, guaranteed premium prices per Kwh of green electricity can be secured.

Ukraine

Ukrainian Project with Rika Ltd.
--------------------------------

Project Scope: 200 tpd pyrolysis plant in the West of Ukraine utilizing dedicated energy crops, For example, miscanthus will be grown in the area for further utilization in pyrolsysis; there is potential to expand the operating capacity up to 1,000 tpd. Produced BioOil and Char will be sold mainly to Western European companies. Preliminary technical and economic analysis has confirmed the project's viability.

On a project implementation side, Dynamotive will supply only pyrolysis modules and provide technical support on a stage of installation and commissioning; balance of the plant will be provided by the project company - Rika Ltd.

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The project is at the stage of a) preparing a detailed Technical Proposal, b)
finalizing potential financing opportunities with EDC, World Bank, EBRD, as well as with private financial institutions; c) finalizing the project structure and ownership; d) initiating the process of certification of green credits generated by the Project as internationally traded certificates; e) developing an off-take strategy.

Latvia

Latvian project with Rika Ltd.
------------------------------

200 tpd pyrolysis plant in the East of Latvia. Preliminary scope: Forest residues from a local forest and plywood companies will be pyrolysed and produced BioOil and Char will be sold to local or Western European companies. Preliminary technical and economic analysis has confirmed the project's viability.

On a project implementation side, Dynamotive will supply only pyrolysis modules and provide technical support on a stage of installation and commissioning; balance of the plant will be provided by the project company - Rika Ltd.

The project is at the stage of a) preparing a detailed Technical Proposal, b) finalizing potential financing opportunities with EDC, World Bank, EBRD, as well as with private financial institutions; c) finalizing the project structure and ownership; d) initiating the process of certification of green credits generated by the Project as internationally traded certificates; e) developing an of-take strategy.

Bulgaria

Project Scope: 200 tpd plant to be built near Varna in close proximity of major sea and land transportation routes. There is enough of available corn residue in the area to add another module of 200 tpd in 2-3 years time. Produced BioOil and Char will be sold mainly to Western European companies. Preliminary technical and economic analysis has confirmed the project's viability. DynaMotive and MTIT (DM's Master Licensee in Bulgaria) are equal (50/50) developers of the Project. Biomass for this project has been secured.

The project is at the stage of a) searching for credible project partners in the area (biomass providers, potential O&M, other); b) securing project financing; c) developing an off-take strategy.

Finland-  Jyvaskylan Energia

DynaMotive is working with Jyvaskylan Energia Oy and Enprima Limited of Finland on a proposal for a 25MW pyrolysis plant to be placed alongside the Keljonlahti Combined Heat and Power plant that Jyvaskylan and Enprima have scheduled to be operational by 2008. This size plant equates to approximately 200 tonnes per day of input capacity and would be fully integrated with the larger 200MW biomass fired plant being built in order to take advantage of significant capital cost reductions. DynaMotive has met with Jyvaskylan Energia Oy and Enprima Limited and given an initial proposal of its terms of participation and will be submitting a more detailed proposal by the end of Q1 2006.

Germany-Indepower

Project Scope: 200 tpd facility. BioOil will be utilised on-site in 2 of Orenda's steam injection turbines with 8.2 MW of gross electrical power output. Electrical power off-take has been preliminarily secured with the German government for 20 years at a fixed premium price that will be matched with the level that will make the project economically viable.

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Project Developers, Owners and Operators: MMC Energy and Indepower (MMC's
subsidiary in Germany).

The project is at the stage of: a) Validation of DynaMotive's technology by 3 months of steady, full 100 tpd scale, continuous (24/7) operation of the WL plant; b) Validation of "green" nature of BioOil and electrical power generated from it by the German government commission.

Accomplishment of a) and b) will be followed by finalizing an electrical power off-take agreement with the government, detailed PDR, biomass supply agreements, and closing the project financing.

Germany-Future Energy

DynaMotive has formed a strategic partnership with Future Energy GmbH of Freiberg, Germany. Future Energy is the leader in entrained flow gasification
technology, an integral step in the production of synthetic fuels.   The
combination of the technologies of the two companies will allow for conversion of biomass in remote locations and the efficient transportation of biomass energy in the form of BioOil and slurries to large-scale synthetic fuel and chemical facilities. Initial testing of 14 tonnes of BioOil in Future Energy's gasification system has been successfully completed, showing positive results.

Collaboration between the two companies will be in three major areas.
1) Research on gasification of BioOil and BioOil-char slurries for the development of synthetic fuels and chemicals;
2)   Development and execution of industrial projects;
3) Establishment of a strategic alliance for joint implementation and marketing of both companies' technologies.

Future Energy is owned by Sustec Group, a Swiss based holding company.

Switzerland

DynaMotive is working on two potential projects in Switzerland, one in Geneva and one in Freiburg. Both are either 100 or 200 tonnes per day (still to be determined), with the biomass used being green waste for the former and forestry waste for the latter. The end use of the BioOil is also still to be determined, although in Fribourg the BioOil will be used as a fuel replacement. The governments in both regions have provided momentum for the projects to take shape. Dynamotive's agent for the region, Roger Meyer, is the primary project developer in charge of moving the project forward.

Agreed in principle.


/s/Andrew Kingston                              /s/Vincent Tchenguiz
-------------------------------                 ----------------------------
Andrew Kingston                                 Vincent Tchenguiz
President & CEO                                 Chairman
DynaMotive Energy Systems Corp.                 Consensus Business Group

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                           European Partnerships:
                           ----------------------

Rika Ltd.           (Project Development and Biomass Reserves Development)
Future Energy       (Product Research and Development
MMC Energy          (Project Development)
Prius Development   (Project Development
Bruks Klockner      (Technical Partnership)


BPL Corp/Eugene Bokserman               (Agent: Eastern Europe,
                                        Former Solviet Republics,
                                        Nordic Countries, Germany)
Roger Meyer                             (Agent: France, Italy, Switzerland)

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                                CONFIDENTIAL
                                ------------

To:   Vincent Tchenguiz, Chairman
      Consensus Business Group ("CBG")

From: Andrew Kingston, CEO
      DynaMotive Energy Systems Corp.

Date: February 20th 2006.

Re    Joint Venture  ("JV") Proposal for Consensus Business Group -
      Heads Of Agreement

Corporate Mission

The proposed JV's mission is to develop a program, akin to a hydrocarbon development program, for biomass resources whereby a pipeline for such resources is developed using a methodology to prospect, secure and monetize biomass in similar way as oil & gas companies establish reserves of hydrocarbons and monetize them. In doing so, the JV will establish BioOil resources and a greenhouse gas credits pipeline.

OBJECTIVE

To create a dominant BioOil JV company by securing large pools of biomass in key markets. Concurrently source, long-term project development opportunities and partnerships, additional bio fuel and green credit pipeline.

The JV will build upon the development work of DynaMotive over the past 5 years, will act as developer and will source and secure the necessary
biomass.   DynaMotive will provide know- how developed by it in the
biomass field and Consensus will provide financial muscle and will leverage its considerable resources to maximize market penetration and biomass capture. As a developer, the JV will seek to:

   a) Monetize the bio mass secured through the application of technical and financial principles applied to traditional hydrocarbon reserve valuations.
   b) Develop (bring into production) and market the biofuel output to the processed biomass.
   c) Sell the asset as a turnkey package for development by third parties.

The JV may invite on a case by case basis development and operational partners. The JV may elect to buy into existing projects as means of accelerating the development of its asset base and protocols for the monetization of secured bio mass resources.

The JV has identified the following areas development:

   1)   Canada:   Classic Power 200 tonnes per day ("tpd") biomass (440
        barrels of hydrocarbon oil equivalent ("boe") per day of energy) from construction residues. Project has been defined and is under development. The JV will explore the potential of buying into the project. A Business plan is attached.

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                                CONFIDENTIAL
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   2)   Canada:   Nova Scotia - DynaMotive and Langille have identified
and secured 200 tpd with an option to a further 300 tpd in what could be a facility that would produce the equivalent of 1100 boe. The project is under development at this time. There is an opportunity for the JV to buy into and accelerate the project.

   3)   Canada:   British Columbia - Pine Beetle.  DynaMotive in
conjunction with First Nations Communities, Mitsubishi Canada Limited and Leading Edge BC has over the past two years furthered the case for the development of a large pool of bio mass to be allocated for the production of BioOil as means of alleviating the Pine Beetle kill lumber residue.

Through negotiations with the British Columbia Government the company is in a position to place bids for the development of approximately 600-1000 tpd of processing capacity in the province. With potential for further expansion. Projects identified are disclosed in the attachments.

Initial target is to develop 2000 barrels of oil equivalent of reserves; the projects are in advanced stage of development. Meetings with government officials are fluid with a next [ the last meeting held on ?] meeting scheduled for Thursday 2nd February 2006.

Mitsubishi has confirmed verbally their full support for this development and would welcome a meeting with Consensus to discuss implementation.

   4)   Canada:   Saskatchewan: DynaMotive has developed a
strong working relationship with the Saskatchewan government and in particular with the Forestry departments. DynaMotive has identified large pools of biomass that are more or less stranded due to remote location. Landfilled biomass and new biomass production from existing forestry operations can be accessed to replicate the British Columbia strategy. DynaMotive's President has met with Government officials on Tuesday the 7th of February to establish areas of development in the province.

Mitsubishi Canada Limited and Classic Power have expressed their support for such development.

   5)   Brazil:   DynaMotive and Grupo Cosan have been working since
1999 in the development of bio oil production from sugar cane bagasse. BioOil production has been demonstrated successfully.
In addition project development models have been completed as well as detailed engineering analysis, technical and economic feasibility studies.

DynaMotive is in the final stages of negotiations for the development of a large pool of biomass with Grupo Cosan. Grupo
Cosan has recently disclosed that it has received interest from a third party to develop this pool and provide offtake.

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                                CONFIDENTIAL
                                ------------

Mitsubishi has also identified Brazil and this development in particular has strategic importance. DynaMotive intends to participate fully in this development. The development opportunity with Grupo Cosan can exceed 2000 tpd of capacity (4400 boe per day). This would equate to approximately 4% of current bagasse production.

   6)   Ukraine:   DynaMotive and Rika Ltd. have secured 10,000
hectares of arable land that will be applied for the production of woody energy crops; it is estimated that once in production an hectare would yield 30 tonnes of bio mass (300,000 tonnes per annum) 800 or 1920 boe per day.

Rika and DynaMotive are implementing a development program in conjunction with EBRD and Export Development Canada. Mitsubishi has expressed their interest in development in this region.

Other markets: DynaMotive has been active and has identified bio mass pools in the following markets: Bulgaria (400 tonnes per day project defined), South Africa, Chile and US amongst other.

Year 1 Target :

To secure and commence development activities on (5) Million Tonnes of Biomass (1,000 tpd, 15 year ) from either established reserves (e.g. landfill) or from long term tipping contracts.

Target markets: Canada, US, Brazil, Ukraine.

Canada:

British Columbia:    Pine Beetle infestation.
                     First Nations.
Saskatchewan:        Land filled bio mass.
Ontario:             Land filled bio mass.
                     Paper sludges.
Atlantic Canada:     Displaced pulp mill wood resource.

US:                  Disaster recovery bio mass.

Brazil:              Bagasse.

Ukraine:             Crop by-products.

The BioOil equivalency of securing Five Million Tonnes of Biomass is approximately 12 Million (BOE)

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                                CONFIDENTIAL
                                ------------

GEOGRAPHIC FOCUS

Geographic focus is Canada / US / Brazil / Ukraine

CORPORATE STRUCTURE

Establish DynaMotive Resource Limited ("JV Co.") as a separate legal entity with the following ownership structure. Board 2 CBG / 2
DynaMotive.



                                   Voting Right      Ownership Interest
DynaMotive                         50%               51%
CBG                                50%               49%
Total                              100%              100%

INITIAL CAPITALIZATION

Stage 1 - Initial 12 months

$1.5 M (USD) seed capital, would acquire 49% of JV Co. DynaMotive will in return loan US$ 1 MM to the JV Co. interest rate to be agreed (must be reasonable but must show modicum of return), DynaMotive will have a priority return from net profits on the US$ 1 MM loan. The division would be spun off as a subsidiary of the parent company. Work in progress would be transferred to JV Co. DynaMotive would then Capitalize the JV Co.with USD 0.5 million / Consensus would match DynaMotive investment.

Timing of cash flows:

On agreeing HOA         CBG to pay US$ 250,000 to the JV Co (equity)
On finalizing of        CBG to pay US$ 250,000 to the JV Co.(equity)
contracts               CBG to pay US$ 1,500,000 to DynaMotive
                        (technology transfer to JV Co)
                        DynaMotive to pay US$ 1,000,000 to the JV
                        Co.(loan
                        Dynamotive to pay US$ 500,000 to JV (equity l)

DynaMotive and CBG will each have representatives as required signatories on the JV Co. bank account.

Credit line for securing biomass: Consensus would provide revolving credit facility of $ 20 million for the sourcing, securing and marketing / exploitation of biomass resources, at CBG's sole discretion.

BUSINESS MODEL

Biomass secured will be either:

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                                CONFIDENTIAL
                                ------------

   1)   Converted into BioOil and sold and/or
   2)   Sold on a long term contract to qualifying projects.
   3) Development would be packaged and sold as proven bio oil reserves.

RESPONSIBILITIES OF PROJECT PARTNERS

DynaMotive and CBG are responsible for the overall execution of the strategy as outlined above.

The Project Partners estimate the initial capitalization would allow to secure bio mass related to year 1 target (optioning of viable biomass resources) responsibilities of the Project Partners include, but are not limited to, the following:

   1)   Prospecting sources of Biomass
   2) Analyzing the Biomass and the chemical heating value of this Biomass
   3) Preparing feasibility analyses based on the location of the Biomass reserves and to include recovery (value) projections based on the Business Model
   4) Legal and contracting costs associated with securing the Biomass
   5)   Marketing the contracted reserves based on the Business Model

Attachments provided: Project data on developments included in position paper.

Target for completion of definitive agreements pursuant to confidential proposal April 15th, 2006. Capital Disbursement, $ 250,000 (based on 51%/49% ownership) upon execution of HOA. Public introduction and disclosure of JV Co. at Point Carbon Conference Copenhagen February 28th.

Agreed in principle.


/s/Andrew Kingston                             /s/Vincent Tchenguiz
-------------------------------                 ----------------------------
Andrew Kingston                                 Vincent Tchenguiz
President & CEO                                 Chairman
DynaMotive Energy Systems Corp.                 Consensus Business Group

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